Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

We consent to the inclusion in the Offering Circular filed under Regulation A Tier 2 on Form 1-A (as amended) of our report dated July 22, 2022 with respect to our audit of the financial statements of Commonwealth Thoroughbreds LLC, which comprise the balance sheets as of December 31, 2021 and 2020, the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Lexington, Kentucky
October 11, 2022